Exhibit 10.20

March 9, 2004

Mr. David C. McCourt

Chairman and Chief Executive Officer

RCN Corporation

105 Carnegie Center

Princeton, NJ 08540

Dear David:

This letter confirms the understanding and agreement (the “Agreement”) between The Blackstone Group L.P. (“Blackstone”) and RCN Corporation (together with any affiliates and subsidiaries, the “Company”) regarding the retention of Blackstone by the Company effective as of March 9, 2004 (the “Effective Date”) as its financial advisor for the purposes set forth herein.

Under this Agreement, Blackstone will provide financial advisory services to the Company in connection with a possible restructuring of certain or all liabilities of the Company and the (i) sale, merger or other disposition of all or a portion of the Company or its assets; or (ii) arranging of debt or equity capital (collectively, a “Transaction”), and will assist the Company in analyzing, structuring, negotiating and effecting the Restructuring or Transaction pursuant to the terms and conditions of this Agreement. As used in this Agreement, the term Restructuring shall mean, collectively, (i) any restructuring, reorganization (whether or not pursuant to Chapter 11 of the United States Bankruptcy Code) and/or recapitalization of the Company affecting existing or potential debt obligations or other claims, including, without limitation, senior debt, junior debt, trade claims and general unsecured claims (collectively, the “Obligations”), and/or (ii) any complete or partial repurchase, refinancing, extension or repayment by the Company of any of the Obligations.

The financial advisory services to be rendered by Blackstone will include the following:

(a)	Assist in the evaluation of the Company’s businesses and prospects;

(b)	Assist in the development of the Company’s long-term business plan and related financial projections;

(c)	Assist in the development of financial data and presentations to the Company’s Board of Directors, various creditors and other third parties;

The Blackstone Group® L.P.
345 Park Avenue
New York, NY 10154
212 583-5000

(d)	Analyze the Company’s financial liquidity and evaluate alternatives to improve such liquidity;

(e)	Analyze various restructuring scenarios and the potential impact of these scenarios on the recoveries of those stakeholders impacted by the Restructuring;

(f)	Provide strategic advice with regard to a Restructuring of the Company’s Obligations;

(g)	Evaluate the Company’s debt capacity and alternative capital structures;

(h)	Participate in negotiations among the Company and its creditors, suppliers, lessors and other interested parties;

(i)	Advise the Company and negotiate with lenders with respect to potential waivers or amendments of various credit facilities;

(j)	Assist in arranging debtor-in-possession (“DIP”) financing for the Company, as requested;

(k)	Provide expert witness testimony concerning any of the subjects encompassed by the other financial advisory services, if necessary;

(l)	Assist the Company in preparing marketing materials in conjunction with a possible Transaction;

(m)	Assist the Company in identifying potential buyers or parties in interest to a Transaction and assist in the due diligence process;

(n)	Assist and advise the Company concerning the terms, conditions and impact of any proposed Transaction;

(o)	Seek sources of debt and equity capital in connection with a Restructuring or a Transaction; and

(p)	Provide such other advisory services as are customarily provided in connection with the analysis and negotiation of a Restructuring or a Transaction, as requested and mutually agreed.

Notwithstanding anything contained in this Agreement to the contrary, Blackstone shall have no responsibility for designing or implementing any initiatives to improve the Company’s operations, profitability, cash management or liquidity. Blackstone makes no representations or warranties about the Company’s ability to (i) successfully improve its operations, (ii) maintain or secure sufficient liquidity to operate its business, or (iii) successfully complete a Restructuring. Blackstone is retained under this Agreement solely to provide advice regarding a Restructuring or a Transaction, and is not being retained to provide “crisis management.”

The Company will pay the following fees to Blackstone for its financial advisory services:

(i)	a monthly advisory fee (the “Monthly Fee”) in the amount of $200,000 in cash, with the first Monthly Fee payable upon the execution of this Agreement by both parties and additional installments of such Monthly Fee payable in advance on each monthly anniversary of the Effective Date;

(ii)	an additional fee (the “Restructuring Fee”) as specified in the table below. The Restructuring Fee shall be subject to reduction (the “Transaction Credit”) by a percentage of the aggregate Transaction Fees received by Blackstone pursuant to this Agreement. The percentage used to calculate the Transaction Credit is specified in the table below. In no event will the amount of the Transaction Credit exceed the amount of the Restructuring Fee; nor shall the sum of (i) the Transaction Fee plus (ii) the Restructuring Fee, net of any credits, exceed $10,500,000:

Date on which Restructuring Fee is earned	Restructuring Fee	Transaction Credit percentage
Prior to September 4, 2004	$8,000,000	None

On or after September 4, 2004 but prior to March 4, 2005	$7,000,000	25%

On or after March 4, 2005	$6,000,000	50%

Except as otherwise provided herein, a Restructuring shall be deemed to have been consummated upon (a) the binding execution and effectiveness of all necessary waivers, consents, amendments or restructuring agreements between the Company and its creditors involving the compromise of the face amount of such Obligations or the conversion of all or part of such Obligations into alternative securities, including equity, in the case of an out-of-court restructuring; or (b) the execution and confirmation of a Plan of Reorganization pursuant to an order of the Bankruptcy Court, in the case of an in-court restructuring. The Restructuring Fee will be:

(I)	earned on the earliest of:

(w)	consummation of the Restructuring,

(x)	in the event the Company attempts to implement the Restructuring in whole or in part by means of an exchange offer, then upon commencement of the exchange offer,

(y)	in the event that the Company attempts to implement the Restructuring by means of a prenegotiated plan of reorganization under chapter 11 of the United States Bankruptcy Code, the receipt of sufficient commitments, agreements or other expressions of intention to accept such plan that the Company elects to file a chapter 11 case and therein represent to the Bankruptcy Court hearing such case that the Company will seek to confirm a plan based on the prenegotiated plan, and

(z)	in the event that the Company solicits acceptances for a prepackaged plan of reorganization under chapter 11 to implement the Restructuring, then on the date established as the voting deadline for such acceptances or rejections, provided that at least one class of creditors impaired by such plan has accepted such plan and

(II)	payable, in immediately available funds, on the earliest of:

(A)	consummation of the Restructuring, and

(B)	consummation of the exchange offer.

Notwithstanding the foregoing, (a) a Restructuring specifically shall be deemed to exclude any assumption at face value of Obligations in connection with the sale or disposition of any subsidiaries, joint ventures, assets or lines of business of the Company and (b) the restructured Obligations shall exclude any Obligations in respect of which a Restructuring Fee has previously been paid;

(iii)	upon the consummation of a Transaction, a Transaction fee (“Transaction Fee”) payable in cash directly out of the gross proceeds of the Transaction calculated as 2% of the Consideration.

As used in this Agreement, Consideration means the gross value of all cash, securities and other properties paid, payable or raised directly or indirectly, in one transaction or in a series or combination of transactions, in connection with the Transaction or a transaction related thereto (including, without limitation, amounts paid (A) pursuant to covenants not to compete or similar arrangements and (B) to holders of any warrants, stock purchase rights, convertible securities or similar rights and to holders of any options or stock appreciation rights, whether or not vested). Consideration shall also include the face amount of any long-term liabilities or preferred stock (including indebtedness for borrowed money and the amount set forth in the Company’s financial statements for any pension liabilities and guarantees) indirectly or directly assumed or acquired, or otherwise repaid or retired, in connection with or in anticipation of the Transaction. Consideration shall also include the aggregate amount of any extraordinary dividend or distribution made by the Company from the date hereof until the closing of the Transaction. If the Transaction takes the form of a purchase of assets, Consideration shall also include (i) the value of any current assets not purchased, minus (ii) the value of any current operating liabilities not assumed, in either case as relates to the business(es) or operations being purchased. Consideration shall include all amounts paid into escrow and all contingent payments payable in connection with the Transaction, with fees on amounts paid into escrow to be payable upon the establishment of such escrow and fees on contingent payments to be payable when such contingent payments are made. If the Consideration to be paid is computed in any foreign currency, the value of such foreign currency shall, for purposes hereof, be converted into U.S. dollars at the prevailing exchange rate on the date or dates on which such Consideration is paid.

In this Agreement, the value of any securities (whether debt or equity) or other property paid or payable as part of the Consideration shall be determined as follows: (1) the value of securities that are freely tradable in an established public market will be determined on the basis of the last market closing price prior to the public announcement of the Transaction; and (2) the value of securities that are not freely tradable or have no established public market or, if the Consideration utilized consists of property other than securities, the value of such other property shall be the fair market value thereof as mutually agreed by the parties hereto; and

(iv)	reimbursement of all reasonable out-of-pocket expenses incurred during this engagement, including, but not limited to, travel and lodging, direct identifiable data processing and communication charges, courier services, working meals, reasonable fees and expenses of Blackstone’s counsel and other necessary expenditures, payable upon rendition of invoices setting forth in reasonable detail the nature and amount of such expenses. In connection therewith the Company shall pay Blackstone on the Effective Date and maintain thereafter a $25,000 expense advance for which Blackstone shall account upon termination of this Agreement.

In the event that the Company is or becomes a debtor under Chapter 11 of the Bankruptcy Code, the Company shall use its best efforts to promptly apply to the bankruptcy court having jurisdiction over the Chapter 11 case or cases (the “Bankruptcy Court”) for the approval pursuant to sections 327 and 328 of the Bankruptcy Code of (A) this Agreement, including the attached indemnification agreement, and (B) Blackstone’s retention by the Company under the terms of this Agreement and subject to the standard of review provided in section 328(a) of the Bankruptcy Code and not subject to any other standard of review under section 330 of the Bankruptcy Code. The Company shall supply Blackstone with a draft of such application and any proposed order authorizing Blackstone’s retention sufficiently in advance of the filing of such application and proposed order to enable Blackstone and its counsel to review and comment thereon. Blackstone shall have no obligation to provide any services under this Agreement in the event that the Company becomes a debtor under the Bankruptcy Code unless Blackstone’s retention under the terms of this Agreement is approved under section 328(a) of the Bankruptcy Code by a final order of the Bankruptcy Court no longer subject to appeal, rehearing, reconsideration or petition for certiorari, and which order is acceptable to Blackstone in all respects. Blackstone acknowledges that in the event that the Bankruptcy Court approves its retention by the Company, Blackstone’s fees and expenses shall be subject to the jurisdiction and approval of the Bankruptcy Court under section 328(a) of the Bankruptcy Code and any applicable fee and expense guideline orders; provided, however, that Blackstone shall not be required to maintain time records and, provided further, that Blackstone shall not be required to maintain receipts for expenses in amounts less than $75. In the event that the Company becomes a debtor under the Bankruptcy Code and Blackstone’s engagement hereunder is approved by the Bankruptcy Court, the Company shall pay all fees and expenses of Blackstone hereunder as promptly as practicable in accordance with the terms hereof. Prior to commencing a Chapter 11 case, the Company shall pay all invoiced amounts to Blackstone in immediately available funds by wire transfer.

With respect to Blackstone’s retention under sections 327 and 328 of the Bankruptcy Code, the Company acknowledges and agrees that Blackstone’s restructuring expertise as well as its capital markets knowledge, financing skills and mergers and acquisitions capabilities, some or all of which may be required by the Company during the term of Blackstone’s engagement hereunder, were important factors in determining the amount of the various fees set forth herein, and that the ultimate benefit to the Company of Blackstone’s services hereunder could not be measured merely by reference to the number of hours to be expended by Blackstone’s professionals in the performance of such services. The Company also acknowledges and agrees that the various fees set forth herein have been agreed upon by the parties in anticipation that a substantial commitment of professional time and effort will be required of Blackstone and its professionals hereunder over the life of the engagement, and in light of the fact that such commitment may foreclose other opportunities for Blackstone and that the actual time and commitment required of Blackstone and its professionals to perform its services hereunder may vary substantially from week to week or month to month, creating “peak load” issues for the firm. In addition, given the numerous issues which Blackstone may be required to address in the performance of its services hereunder, Blackstone’s commitment to the variable level of time and effort necessary to address all such issues as they arise, and the market prices for Blackstone’s services for engagements of this nature in an out-of-court context, the Company agrees that the fee arrangements hereunder (including the Monthly Fee, DIP Financing Fee, Restructuring Fee, and Transaction Fee) are reasonable under the standards set forth in 11 U.S.C. Section 328(a).

The advisory services and compensation arrangement set forth in this Agreement do not encompass other investment banking services or transactions that may be undertaken by Blackstone at the request of the Company issuing fairness opinions or any other specific services not set forth in this Agreement. The terms and conditions of any such investment banking services, including compensation arrangements, would be set forth in a separate written agreement between Blackstone and the appropriate party.

Except as contemplated by the terms hereof or as required by applicable law or legal process, Blackstone shall keep confidential all material non-public information provided to it by or at the request of the Company, and shall not disclose such information to any third party or to any of its employees or advisors except to those persons who have a need to know such information in connection with Blackstone’s performance of its responsibilities hereunder and who are advised of the confidential nature of the information and who agree to keep such information confidential.

The Company will furnish or cause to be furnished to Blackstone such information as Blackstone believes appropriate to its assignment (all such information so furnished being the “Information”). The Company recognizes and confirms that Blackstone (a) will use and rely primarily on the Information and on information available from generally recognized public sources in performing the services contemplated by this Agreement without having independently verified the same, (b) does not assume responsibility for the accuracy or completeness of the Information and such other information, (c) is entitled to rely upon the Information without independent verification, and (d) will not make an appraisal of any assets in connection with its assignment.

In the event that the Information belonging to the Company is stored electronically on Blackstone’s computer systems, Blackstone shall not be liable for any damages resulting from unauthorized access, misuse or alteration of such information by persons not acting on its behalf, provided that Blackstone exercises the same degree of care in protecting the confidentiality of, and in preventing unauthorized access to, the Company’s information that it exercises with regard to its own most sensitive proprietary information.

Except as required by applicable law, any advice to be provided by Blackstone under this Agreement shall not be disclosed publicly or made available to third parties (other than the Company’s other professional advisors or, if appropriate in the Company’s judgment, in any filings in a Chapter 11 proceeding) without the prior written consent of Blackstone. All services, advice and information and reports provided by Blackstone to the Company in connection with this assignment shall be for the sole benefit of the Company and shall not be relied upon by any other person.

The Company acknowledges and agrees that Blackstone will provide its financial advice exclusively to the members of the Board of Directors and senior management of the Company and not to the Company’s shareholders or other constituencies. The Board of Directors and senior management will make all decisions for the Company regarding whether and how the Company will pursue a Restructuring or Transaction and on what terms and by what process. In so doing, the Board of Directors and senior management will also obtain the advice of the Company’s legal, tax and other business advisors and consider such other factors which they consider appropriate before exercising their independent business judgment in respect of a Restructuring or Transaction. The Company further acknowledges and agrees that Blackstone has been retained to act solely as financial advisor to the Company and does not in such capacity act as a fiduciary for the Company or any other person. Blackstone shall act as an independent contractor and any duties of Blackstone arising out of its engagement pursuant to this Agreement shall be owed solely to the Company.

In consideration of Blackstone’s agreement to provide financial advisory services to the Company in connection with this Agreement, it is agreed that the Company will indemnify Blackstone and its agents, representatives, members and employees. A copy of our standard form of indemnification agreement is attached to this Agreement as Attachment A.

In the event that, as a result of or in connection with Blackstone’s engagement for the Company, Blackstone becomes involved in any legal proceeding or investigation or is required by government regulation, subpoena or other legal process to produce documents, or to make its current or former personnel available as witnesses at deposition or trial, the Company will reimburse Blackstone for the reasonable fees and expenses of its counsel incurred in responding to such a request. Nothing in this paragraph shall affect in any way the Company’s obligations pursuant to the separate indemnification agreement attached hereto.

Blackstone’s engagement hereunder may be terminated upon 30 days’ written notice without cause by either the Company or Blackstone; termination for cause by either party will occur forthwith. Notwithstanding the foregoing, (a) the provisions relating to the payment of fees and expenses accrued through the date of termination, the status of Blackstone as an independent contractor and the limitation as to whom Blackstone shall owe any duties will survive any such termination, (b) any such termination shall not affect the Company’s obligations under the indemnification agreement attached as Attachment A or Blackstone’s confidentiality obligations hereunder and (c) Blackstone shall be entitled to the Restructuring Fee or Transaction Fee in the event that a Restructuring or Transaction, respectively, is consummated at any time prior to the expiration of 24 months following the termination of this Agreement.

The Company does not appear on the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control of the United States Department of the Treasury, nor is it a prohibited party according to other U.S. government regulatory or enforcement agencies.

Notwithstanding anything to the contrary provided elsewhere herein, none of the provisions of this Agreement shall in any way limit the activities of Blackstone Group Holdings L.L.C. and its affiliates in their businesses distinct from the restructuring advisory business of The Blackstone Group L.P., provided that the Information is not made available to representatives of Blackstone Group Holdings L.L.C. and its affiliates who are not involved in the restructuring advisory business of The Blackstone Group L.P. and that appropriate “Chinese wall” measures are taken to insure confidentiality. Notwithstanding the immediately preceding sentence, neither Blackstone Group Holdings L.L.C. nor any of its affiliates shall purchase, advise any third party regarding a purchase or otherwise participate in the purchase of the Company’s or any of its subsidiaries’ stock, assets, claims or securities without the prior written consent of the Company.

This Agreement (including the attached indemnification agreement) embodies the entire agreement and understanding between the parties hereto and supersedes all prior agreements and understandings relating to the subject matter hereof. If any provision of this Agreement is determined to be invalid or unenforceable in any respect, such determination will not affect the Agreement in any other respect, which will remain in full force and effect. No waiver, amendment or other modification of this Agreement shall be effective unless in writing and signed by each party to be bound thereby. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed in that state.

The Company hereby agrees that any action or proceeding brought by the Company against Blackstone based hereon or arising out of Blackstone’s engagement hereunder, shall be brought and maintained by the Company exclusively in the courts of the State of New York located in the City and County of New York or in the United States District Court for the Southern District of New York; provided, if the Company commences a Chapter 11 case, all legal proceedings pertaining to this engagement arising after such case is commenced may be brought in the Bankruptcy Court handling such case. The Company irrevocably submits to the jurisdiction of the courts of the State of New York located in the City and County of New York and the United States District Court for the Southern District of New York and appellate courts from any thereof for the purpose of any action or proceeding based hereon or arising out of Blackstone’s engagement hereunder and irrevocably agrees to be bound by any judgment rendered thereby in connection with such action or proceedings. The Company hereby irrevocably waives, to the fullest extent permitted by law, any objection it may have or hereafter may have to the laying of venue of any such action or proceeding brought in any such court referred to above and any claim that such action or proceeding has been brought in an inconvenient forum and agrees not to plead or claim the same.

Please confirm that the foregoing correctly sets forth our agreement by signing and returning to Blackstone the duplicate copy of this Agreement and the indemnification agreement attached hereto as Attachment A.

Very truly yours,

THE BLACKSTONE GROUP L.P.

By:
Name:	Timothy R. Coleman
Title:	Senior Managing Director

Accepted and Agreed to as of the date first written above:

RCN Corporation

By:
Name:	David C. McCourt
Title:	Chairman and Chief Executive Officer

ATTACHMENT A

March 9, 2004

The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

INDEMNIFICATION AGREEMENT

Gentlemen:

This letter will confirm that we have engaged The Blackstone Group L.P. (“Blackstone”) to advise and assist us in connection with the matters referred to in our letter of agreement dated as of March 9, 2004 (the “Engagement Letter”). In consideration of your agreement to act on our behalf in connection with such matters, we agree to indemnify and hold harmless you and your affiliates and your and their respective partners (both general and limited), members, officers, directors, employees and agents and each other person, if any, controlling you or any of your affiliates (you and each such other person being an “Indemnified Party”) from and against any losses, claims, damages, expenses and liabilities whatsoever, whether they be joint or several, related to, arising out of or in connection with the engagement (the “Engagement”) under the Engagement Letter and will reimburse each Indemnified Party for all expenses (including reasonable fees, expenses and disbursements of counsel) as they are incurred in connection with investigating, preparing, pursuing, defending or assisting in the defense of any action, claim, suit, investigation or proceeding related to, arising out of or in connection with the Engagement or this agreement, whether or not pending or threatened, whether or not any Indemnified Party is a party, whether or not resulting in any liability and whether or not such action, claim, suit, investigation or proceeding is initiated or brought by us. We will not, however, be liable under the foregoing indemnification provision for any losses, claims, damages or liabilities (or expenses relating thereto) that are finally judicially determined by a court of competent jurisdiction to have primarily resulted from the gross negligence or willful misconduct of Blackstone. We also agree that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to us or our owners, parents, affiliates, security holders or creditors for or in connection with the Engagement except for any such liability for losses, claims, damages or liabilities incurred by us that are finally judicially determined by a court of competent jurisdiction to have primarily resulted from the gross negligence or willful misconduct of Blackstone.

If the indemnification provided for in the preceding paragraph is for any reason unavailable to an Indemnified Party in respect of any losses, claims, damages or liabilities referred to herein, then, in lieu of indemnifying such Indemnified Party hereunder, we shall contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages or liabilities (and expenses relating thereto) (i) in such proportion as is appropriate to reflect the relative benefits received (or anticipated to be received) by you, on the one hand, and us, on the other hand, from the Engagement or (ii) if and only if the allocation provided by clause (i) above is for any reason not available, in such proportion as is appropriate to reflect not only the relative benefits referred to in such clause (i) but also the relative fault of each of you and us, as well as any other relevant equitable considerations; provided, however, to the extent permitted by applicable law, in no event shall your aggregate contribution to the amount paid or payable exceed the aggregate amount of fees actually received by you under the Engagement Letter. For the purposes of this agreement, the relative benefits to us and you of the Engagement shall be deemed to be in the same proportion as (a) the total value paid or contemplated to be paid or received or contemplated to be received by us, our security holders and our creditors in the transaction or transactions that are subject to the Engagement, whether or not any such transaction is consummated, bears to (b) the fees paid or to be paid to Blackstone under the Engagement Letter (excluding any amounts paid as reimbursement of expenses).

Neither party to this agreement will, without the prior written consent of the other party (which consent will not be unreasonably withheld), settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought hereunder (a “Judgment”), whether or not we or any Indemnified Party are an actual or potential party to such claim, action, suit or proceeding. In the event that we seek to settle or compromise or consent to the entry of any Judgment, we agree that such settlement, compromise or consent (i) shall include an unconditional release of Blackstone and each other Indemnified Party hereunder from all liability arising out of such claim, action, suit or proceeding, (ii) shall not include a statement as to, or an admission of, fault, culpability or a failure to act by or on behalf of Blackstone or each other Indemnified Party, and (iii) shall not impose any continuing obligations or restrictions on Blackstone or each other Indemnified Party.

Promptly after receipt by an Indemnified Party of notice of any complaint or the commencement of any action or proceeding with respect to which indemnification is being sought hereunder, such person will notify us in writing of such complaint or of the commencement of such action or proceeding, but failure to so notify us will not relieve us from any liability which we may have hereunder or otherwise, except to the extent that such failure materially prejudices our rights. If we so elect or are requested by such Indemnified Party, we will assume the defense of such action or proceeding, including the employment of counsel reasonably satisfactory to Blackstone and the payment of the fees and disbursements of such counsel.

In the event, however, such Indemnified Party reasonably determines in its judgment that having common counsel would present such counsel with a conflict of interest or if we fail to assume the defense of the action or proceeding in a timely manner, then such Indemnified Party may employ separate counsel reasonably satisfactory to us to represent or defend it in any such action or proceeding and we will pay the fees and disbursements of such counsel; provided, however, that we will not be required to pay the fees and disbursements of more than one separate counsel for all Indemnified Parties in any jurisdiction in any single action or proceeding. In any action or proceeding the defense of which we assume, the Indemnified Party will have the right to participate in such litigation and to retain its own counsel at such Indemnified Party’s own expense.

The foregoing reimbursement, indemnity and contribution obligations of the Company under this agreement shall be in addition to any rights that an Indemnified Party may have at common law or otherwise, and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Company and such Indemnified Party.

The provisions of this agreement shall apply to the Engagement and any written modification of the Engagement and shall remain in full force and effect regardless of any termination or the completion of your services under the Engagement Letter.

This Agreement and the Engagement Letter shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts executed in and to be performed in that state.

Very truly yours,

RCN Corporation

By:
Name:	David C. McCourt
Title:	Chairman and CEO

Accepted and Agreed to as of the date first written above:

THE BLACKSTONE GROUP L.P.

By:
Timothy R. Coleman
Senior Managing Director